Exhibit 99.1

Biostem U.S. Corporation Expands Senior Management Team Recruiting Stem Cell Industry Veteran Dwight Brunoehler

Clearwater, Florida-June 14,2011-Biostem U.S. Corporation (OTCQB:BOSM), a leading developer of hair transplant technology using human stem cells, announced the addition of Dwight C. Brunoehler as Chief Executive Officer of the company.

Brunoehler will oversee daily operations with a focus on developing and implementing the company’s plans to expand its existing operations through licensing of its proprietary hair transplant technology to high-end cosmetic service providers and clinics throughout the world. Additionally, Brunoehler is charged with guiding the company into the rapid growing regenerative medicine field using ethically sourced adult stem cells as the platform.

Brunoehler will be replacing founding CEO John Satino who will continue as President and Clinical Director. This will allow Mr. Satino to focus on clinical applications of Biostem’s hair transplant technology and to devote time to implementing the licensing package. According to Satino, “Biostem is ready for expansion and the addition of Dwight is critical in achieving our goals. His leadership and extensive pioneering experiences in the stem cell field coupled with his highly visible related successes in the international marketplace are just what we need. The entire team at Biostem U.S. feels fortunate and excited that we were able to reach an agreement with Dwight.”
“Biostem is perfectly aligned for expansion and growth in the regenerative medicine industry” said Brunoehler. “We are already in talks for a potential acquisition in Europe that would give us an immediate and significant global presence as a base to execute our full business plan. I could not be more pleased with the opportunities I see at Biostem.”

Brunoehler founded Cryobanks International in 1993 and served as its president and CEO until 2008. He set Cryobanks on the path to become one of the world's largest banks for donated unrelated umbilical cord blood. He developed partnerships between Cryobanks International and physicians and hospitals worldwide to further advance the usage of cord blood stem cells for transplant and non-controversial life enhancing research. He was instrumental in assisting state legislators in drafting laws where expectant mothers are educated and informed of the benefits of cord blood donation. He was instrumental in drafting the first state cord blood awareness legislation of its kind in Illinois and Wisconsin.

Brunoehler has put together numerous research and development partnerships to develop therapeutic benefits of cord blood stem cells. He is a past member of The Cord Blood Work Group and the Finance Sub Committees of the World Marrow Donor Association. He has been an active member of the American Society of Hematology and a founding member of the International Cord Blood Society. Brunoehler has lectured in numerous hospitals and universities throughout the world on cord blood donation. He engineered a worldwide network of licensed facilities to grow the inventory and availability of cord blood with the first three locations opened in Athens, Greece, New Delhi, India and Bangkok, Thailand. The Athens location became the first facility in Europe to be accredited by the American Association of Blood Banks. Prior to his work at Cryobanks International, Brunoehler participated in a wide variety of successful ventures. He owned and operated many different businesses and held executive level positions in marketing, public relations and new product development capacities in both established and start-up companies, including seven years with the Bell system. He is a graduate of the University of Central Florida and in 2007 he was the keynote speaker at the commencement celebration for advanced degrees in the health sciences sector.

About Biostem U.S. Corporation

Biostem U.S. Corporation (OTCQB:BOSM) is a Nevada corporation with offices in Clearwater, Florida. The company’s proprietary technology and patent applications are centered around providing hair transplant technology using human stem cells. The company also intends to train and license selected physicians to provide Regenerative Cellular Therapy treatments to assist the body’s natural approach to healing tendons, ligaments, joints and muscle injuries by using the patient’s own stem cells. Biostem U.S. is seeking to expand its operations worldwide through licensing of its proprietary technology and acquisition of existing stem cell related facilities. The company’s goal is to operate in the international biotech market, focusing on the rapidly growing regenerative medicine field, using ethically sourced adult stem cells to improve the quality and longevity of life for all mankind.

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future results and prospects, are forward-looking statements that involve a number of risks and uncertainties. For these statements, the company claims the protection of the safe harbor for forward-looking statement contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results to differ materially from the forward-looking statements are the following: the company’s ability to obtain necessary capital, the company’s ability to meet anticipated development timelines, the company’s ability to protect its proprietary technology and knowhow; the company’s to identify and develop a network of licensed physicians, the company’s ability to establish a global market, clinical trial results, the company’s ability to successfully consummate future acquisitions and other risk factors identified from time to time in the company’s reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. The company’s does not intend to update any of these forward-looking statement to reflect events or circumstances that occur after the date hereof.